EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-111412) and on Form S-8 (File No. 333-101490), of our reports dated March 14, 2005, relating to the financial statements of General Maritime Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of General Maritime Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 15, 2005